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                                                                         [STAMP]


                                DOCKET NO. 21956

RELIANT ENERGY, INCORPORATED            )         PUBLIC UTILITY COMMISSION
BUSINESS SEPARATION PLAN FILING         )
PACKAGE                                 )                  OF TEXAS

                                     ORDER


         This Order addresses the application of Reliant Energy, Incorporated (Reliant) for approval of its Second Amended Plan(1) to separate its business activities. Reliant modified this amended business-separation plan in filed rebuttal testimony and in live testimony at the hearing. The Commission approves in part and denies in part Reliant's business separation plan, as amended and modified, as discussed in this Order.

         At the hearing on November 8, 2000, the parties presented the administrative law judge (ALJ) with a decision point list (DPL) for the Commission's convenience.(2) The DPL was organized in a matrix format and provided a summary of each party's position on the issues to be heard in this proceeding. On December 7, 2000, the Policy Development Division filed a version of the DPL that included summaries of the parties' post-hearing briefs and a section that memorialized the Commission's rulings. The DPL is attached to this Order as Attachment A to provide a summary of the parties' positions on the issues.

                                 I. INTRODUCTION


         An electric utility is required under PURA(3) Section 39.051 to file a plan with the Commission to separate its business activities from one another into the following units: a power generation company (PGC), a retail electric provider (REP), and a transmission and distribution utility (TDU).(4) Reliant Energy-HL&P (HL&P) is an unincorporated division of Reliant. HL&P owns


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         (1) Amendment No. 2 to Reliant Energy's Business Separation Plan Filing
Package (Aug. 9, 2000) (Second Amended Plan).

         (2) Parties' Joint Exhibit 1 (Nov. 8, 2000).

         (3) Public Utility Regulatory Act, TEX. UTIL. CODE ANN. Sections 11.001-64.158 (Vernon 1998 & Supp. 2001) (PURA).

         (4) PURA Section 39.051(b).


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DOCKET NO. 21956                   ORDER                           PAGE 2 OF 23


and operates for compensation in Texas generation, transmission, and distribution facilities to sell and furnish electricity in Texas.(5)

         In its Second Amended Plan, Reliant proposed to ultimately divide into two publicly traded corporations, REGCO and UNREGCO. REGCO would hold the TDU, the local gas distribution companies (Arkla, Entex, and Minnegasco), some other regulated natural gas operations, and at least initially, the PGC (ERCOT GENCO). REGCO would also hold limited unregulated domestic assets (Northwind Houston L.P. and Reliant Energy Thermal Systems) and certain Central and South American assets. UNREGCO would hold the REP and Reliant's unregulated domestic and European businesses, and would have the option to purchase ERCOT GENCO in January 2004 discussed below.

         Reliant proposed to first create UNREGCO as a subsidiary and then transfer other subsidiary companies to it as described in the separation plan. The retail functions of HL&P would be transferred to UNREGCO (UNREGCO REP). Next, an initial public offering (IPO) of up to 20% of UNREGCO's common stock would be made; the remaining 80% would be held by Reliant. Reliant would then form REGCO and restructure its regulated business to cause REGCO to become the parent entity for Reliant, Reliant Energy Resources Corp., and the remaining subsidiaries (except certain financing subsidiaries) that were not transferred to UNREGCO, and to hold the remaining 80% of UNREGCO's stock. As part of this restructuring, the generating assets owned by Reliant that serve ERCOT(6) would be transferred to ERCOT GENCO, a new subsidiary of REGCO created to hold these assets. Reliant then functionally becomes only a TDU. The date on which this restructuring would be completed is referred to as the Restructuring Date and is projected to occur in mid-2001.

         On or after the Restructuring Date, Reliant proposed that REGCO would distribute its remaining ownership interest in UNREGCO to REGCO's shareholders. The date on which this step would be completed is referred to as the Distribution Date and is projected to occur in mid-2001.


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         (5) As used in this Order and denominated in the Second Amended Plan,
HL&P refers to the former integrated utility. During the separation process, Reliant functionally becomes only a TDU.

         (6) The Electric Reliability Council of Texas.


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DOCKET NO. 21956                   ORDER                           PAGE 3 OF 23



         No later than June 30, 2002, an initial public offering of approximately 20% of ERCOT GENCO's common stock would be made. REGCO would retain at least an 80.1% equity interest in ERCOT GENCO, subject to UNREGCO's option to acquire this interest in 2004. If this option were exercised, REGCO would agree not to compete with UNREGCO in the generation of electricity in ERCOT for a period of at least five years.


                       A. AFFILIATION OF REGCO AND UNREGCO

         Reliant proposed that REGCO would own at least 80.1% of the stock of UNREGCO prior to the Distribution Date. Due to this common stock ownership, no party contested the fact that UNREGCO and its subsidiaries would be affiliates of REGCO and its subsidiaries as defined in PURA Section 11.003(2) after the Restructuring Date and prior to the Distribution Date. The Commission concurs with the parties on this point.

         Reliant and the parties disagreed, however, regarding whether REGCO and its subsidiaries would be considered affiliates of UNREGCO and its subsidiaries under PURA Sections 11.003(2) or 11.006 after the Distribution Date. Reliant argued that, after the Distribution Date, REGCO and UNREGCO would be separate, publicly traded companies. Initially, there would be three common directors of both REGCO and UNREGCO, and one of the common directors, R. Steve Letbetter, would serve as chairman of the board of directors of both companies. In addition, UNREGCO would hold an option to purchase all of REGCO's remaining ownership interest in ERCOT GENCO, which could be exercised in January 2004.

         The Commission finds that these factors--the sharing of directors, the common chair, and the stock option--evidence control and the ability to exercise substantial influence over the policies and actions of the utility of a sufficient degree to support a determination of affiliation. Consequently, pursuant to PURA Section 11.006, the Commission finds that REGCO and its subsidiaries will be affiliates of UNREGCO and its subsidiaries after the Distribution Date. The Commission notes that the stock option has a limited life and that the sharing of directors may cease in the future. Accordingly, the Commission concludes that Reliant may request reconsideration of this finding based on a change in relevant circumstances.







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DOCKET NO. 21956                   ORDER                           PAGE 4 OF 23



                                B. PRICE TO BEAT


         While the Commission decides in this Order that the issues related to the price to beat should be resolved in the Commission's rulemaking proceeding concerning the price to beat,(7) the Commission is sensitive to the potential impact to the proposed separation that could result from delaying a decision on this issue. Reliant proposed a price to beat adjustment mechanism that included a baseline for purchased power costs and adjustments to the baseline fuel factor twice per year by the same percentage as the change in purchased power prices from the baseline price. The Commission notes that, while the price to beat was intended to be a price cap, the adjustment mechanism in PURA Section 39.202(1) allows the cap to be pierced to reflect significant changes in the market price of natural gas or purchased power. Consequently, the Commission concludes that it was the Legislature's intent, in providing for this adjustment, to ensure that an affiliated REP would not be selling power below market costs. Because problems result from forcing a utility to sell power at a fixed price that is below market costs, it is readily apparent to this Commission that a market-based adjustment is necessary to ensure that the price to beat remains above wholesale costs. While such an approach cannot guarantee any minimum amount of headroom, it should preclude any affiliated REP from having to sell electricity at a legislatively mandated rate that is below the market price.


                           C. ERCOT GENCO STOCK OPTION


          The Commission finds that Reliant's proposed separation meets the requirements of PURA Section 39.051 whether the option for UNREGCO to acquire REGCO's shares of the stock of ERCOT GENCO in January 2004 is exercised or allowed to lapse. An electric utility may accomplish the separation mandated by PURA Section 39.051 by having separate affiliated companies owned by a common holding company. Reliant proposes to go one step further by having separate corporations, and consequently, there is no need for the Commission to approve the stock option as a separate matter. The proposed stock option is an integral part of the Second Amended Plan, which the Commission finds in this Order meets the separation requirements in PURA Section 39.051.



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         (7) At the time of hearing, Project No. 21409, relating to the Price to
Beat, was pending. Subsequently, P.U.C. SUBST. R. 25.41 was approved at the February 22, 2001 open meeting.





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DOCKET NO. 21956                   ORDER                           PAGE 5 OF 23



          The Commission's approval of Reliant's Second Amended Plan does not preclude a review in 2004 during the PURA Section 39.262 true-up proceeding of whether Reliant pursued commercially reasonable means to reduce its potential stranded costs, including good-faith efforts to renegotiate above-cost fuel and purchased power contracts or the exercise of prudent business practices to protect the value of its assets.


                      D. THE NUCLEAR DECOMMISSIONING TRUST


         Reliant proposed that ERCOT GENCO would receive HL&P's 30.8% interest in the South Texas Project (STP) and the South Texas Project Nuclear Operating Company, as well as HL&P's interest in the qualified and non-qualified nuclear decommissioning trusts. Reliant proposed that ERCOT GENCO would share with the other owners of STP the obligation to decommission the nuclear facility as required by Nuclear Regulatory Commission rules. Reliant requested that the TDU indemnify ERCOT GENCO for any costs associated with decommissioning in excess of the amounts contained in the decommissioning trust.

         Costs associated with nuclear decommissioning obligations will continue to be subject to cost of service regulation and will be included as a nonbypassable charge to retail customers.(8) Retail customers, therefore, will continue to be responsible for these costs and must pay these charges, as with all other nonbypassable charges, as a condition for receiving retail electric service. The TDU has an obligation to collect all nonbypassable charges, including these decommissioning charges. PURA Section 39.205 makes clear that these charges are for the benefit of ERCOT GENCO, or its successor in interest with respect to the STP, to meet its obligation in regards to decommissioning this nuclear plant. Accordingly, the Commission concludes that it is unnecessary for the TDU to indemnify ERCOT GENCO for any costs associated with nuclear decommissioning obligations.

                               H. FINDINGS OF FACT


APPLICANT AND THE APPLICATION

1. Reliant Energy-HL&P (HL&P) is an unincorporated division of Reliant Energy, Incorporated (Reliant), which is the applicant in this docket. HL&P owns and operates

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         (8) See PURA Section 39.205.



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DOCKET NO. 21956                   ORDER                           PAGE 6 OF 23


         for compensation in Texas generation, transmission, and distribution facilities to sell and furnish electricity in Texas.


2. Reliant seeks approval of its proposal to separate its business activities, including those of its subsidiaries, into a power generation company (PGC), a retail electric provider (REP), and a transmission and distribution utility (TDU), and certain other related requests as detailed in the application. This application does not seek to change any rates charged or received by an electric utility.


PROCEDURAL HISTORY

3.       Reliant filed its initial business separation plan as required by PURA
         Section 39.051(e) on January 10, 2000.

4. On January 14, 2000, the competitive-energy-services portion of Reliant's business separation plan was severed from this docket and assigned Docket No. 21985.(9)

5. Notice of Reliant's application for approval of its initial business separation plan was published in the Houston Chronicle on February 4 and February 11, 2000. Notice was also sent by first class mail to all persons and entities who were party to Reliant's last rate case and by e-mail to all parties in Commission Project No. 21083.(10) Notice was also provided in the Texas Register on January 28, 2000.(11)

6. On February 16, 2000, this case was referred to the State Office of Administrative Hearings (SOAH) to resolve prehearing matters, including discovery disputes and other issues. The Commission requested SOAH to return the docket to the Commission on March 7, 2000, for purposes of a hearing to be conducted by the Commission on March 13, 2000.


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         (9) Competitive Energy Services Issues Severed from Reliant Energy,
Inc. Business Separation Plan Filing Package, Docket No. 21956, Docket No. 21985 (Jun. 8, 2000).

         (10) Cost Unbundling and Separation of Business Activities, Including Separation of Competitive Energy Services and Distributive Generation, Project No. 21083 (Feb. 9, 2000).

         (11) See Tex. Reg. 626 (Jan. 28, 2000).


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DOCKET NO. 21956                   ORDER                           PAGE 7 OF 23



7.       Intervenors in this proceeding are the Office of Public Utility Counsel
         (OPC), Enron Energy Services, Inc. (Enron), Texas Legal Services Center, Texas Ratepayers' Organization to Save Energy, PG&E Corporation (PG&E), the State of Texas, New Energy Texas, L.L.C., Rayburn Country Electric Cooperative, Inc., Texas Industrial Energy Consumers (TIEC), Commercial Ratepayer Coalition, Consumers Union, Public Citizen of Texas, City of Houston, South Texas Electric Cooperative (STEC), The Nautilus Energy Resources, Inc., Gulf Chemical and Metallurgical Corporation, Competitive Marketers Alliance (CMA), Shell Energy Services Co., L.L.C. (Shell), Competitive Power Advocates (CPA), and the Gulf Coast Coalition of Cities (GCCC).

8. Commission Staff participated as a party representing the public interest.

9. The following parties were denied Intervenor status: Central Power & Light Company, Fowler Energy Company, Southwestern Electric Power Company, West Texas Utilities Company, and TXU Electric Company-Retail.

10. On March 2, 2000, the SOAH ALJ granted the joint request of Reliant and Commission Staff to extend the procedural schedule to allow the parties time to review Reliant's first amendment to its business separation plan.(12)

11. On March 27,2000, Reliant filed its first amendment to its business separation plan and a non-unanimous stipulation regarding the legal structure of the separated entities and inter-company debt issues.(13) The following parties were signatories to the stipulation: Reliant, Enron, STEC, CMA, PG&E, and Shell. The following three parties, while not signatories, represented that they did not oppose the stipulation:
         CPA, TIEC, and Commercial Ratepayers Coalition. Commission Staff and OPC objected to approval of the business separation plan as amended.


12. On May 3, 2000, Reliant flied a motion requesting that the hearing on the merits scheduled for May 4, 2000 be postponed to account for a proposed sale of two of


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         (12) Amendment No. 1 to Reliant Energy's Business Separation Plan (Mar.
27, 2000).

         (13) Nonunanimous Stipulation Regarding Legal Structure and Inter-Company Debt Issues (Mar. 27, 2000).





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DOCKET NO. 21956                   ORDER                           PAGE 8 OF 23



         Reliant's local gas distribution companies, Arkla and Minnegasco. Commission Staff and OPC supported the motion. The Commission's ALJ denied the motion.

13. The Commission held a hearing on the merits of the first-amended plan on May 4, 2000. At the conclusion of the hearing, final action on the amended plan was deferred to allow the parties to engage in discussion and negotiation in an effort to reach a unanimous agreement on the plan.

14.      The following parties were represented at the May 4, 2000 hearing:
         Reliant, Commission Staff, OPC, the State of Texas, Shell, and PG&E. The following exhibits were admitted into evidence: Reliant Exhibits 1-4 and OPC Exhibit 1.

15. On May 18, 2000, the parties filed a status report stating that they had been unable to come to agreement, and with one exception regarding inter-company debt, the parties maintained their positions on the non-unanimous stipulation and the amended business separation plan.

16.      Reliant filed a supplement to its first-amended plan on May 24, 2000.

17. At the open meeting on May 31, 2000, Reliant advised the Commission that many issues were still outstanding, such as the possible sale of Arkla and Minnegasco, the timing of business separation, and issues regarding debt refinancing. The Commission directed Reliant to provide a status report in August 2000.

18. On June 8, 2000, the Commission entered a final order in Docket No. 21985 approving a unanimous settlement regarding competitive energy services.

19. At the June 29, 2000 open meeting, Reliant advised the Commission that it was working on an alternative approach to its business separation.

20.      On August 9, 2000, Reliant filed its Second Amended Plan.(14)

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         (14) Amendment No. 2 to Reliant Energy's Business Separation Plan
Filing Package (Aug. 9, 2000) (Second Amended Plan).



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DOCKET NO. 21956                   ORDER                           PAGE 9 OF 23


21. Notice of Reliant's Second Amended Plan was published in the Houston Chronicle on September 6, September 21, and September 25, 2000.

22. On October 23, 24, 26, and 27, 2000, Intervenors and Commission Staff filed direct testimony. On October 30, 2000, Reliant filed rebuttal testimony.

23. On November 8, 2000, the Commission held a hearing on the merits of the Second Amended Plan. The following parties were represented at the hearing: Reliant, the Commission Staff, OPC, the City of Houston,
         GCCC, and the Aligned Parties (consisting of Enron, CPA, and New Energy). The following exhibits were admitted into evidence: Reliant Energy Exhibits 5-9, Aligned Parties Exhibits 1-20, GCCC Exhibit 1, City of Houston Exhibits 1-4, OPC Exhibits 2-3, Staff Exhibit 1, and Joint Exhibit 1.

24. Parties filed post-hearing briefs on November 17, 2000 and reply briefs on November 22, 2000.

25. At the open meeting on December 1, 2000, the Commission held further discussions regarding the Second Amended Plan. The Commission decided all issues presented, except for Reliant's proposals regarding price to beat issues.

26. At the open meeting on January 11, 2001, the Commission rendered a decision on the price to beat issues.


BUSINESS SEPARATION PLAN

27. HL&P is an unincorporated division of Reliant and is currently an integrated electric utility.

28. Reliant's initial plan proposed separating HL&P into three unincorporated divisions of Reliant: a PGC, a REP, and a TDU.


29. Reliant's first amendment to its business separation plan proposed the creation of new first or second tier corporate subsidiaries of Reliant for the PGC and the REP, and called for the TDU to be an unincorporated division of Reliant. This plan also proposed significant intercompany debt that would have been owed by the utility parent to unregulated subsidiaries.


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DOCKET NO. 21956                   ORDER                          PAGE 10 OF 23




30. The Second Amended Plan would divide Reliant into two publicly traded corporations. One corporation (REGCO) would hold the TDU, the local gas distribution companies (Arkla, Entex, and Minnegasco), certain other regulated natural gas operations, and, at least initially, the PGC (ERGOT GENCO). REGCO would also hold limited unregulated domestic assets (Northwind Houston, L.P. and Reliant Energy Thermal Systems) and certain Central and South American assets. The second corporation (UNREGCO) would hold Reliant's currently unregulated domestic and European businesses, including the REP. In addition, UNREGCO would have the option to purchase ERCOT GENCO in January 2004.


31. Under the Second Amended Plan, Reliant proposed to separate UNREGCO and REGCO in the following series of steps, which are more fully described in the Second Amended Plan. Following approval of the plan, UNREGCO would conduct an IPO of up to 20% of its common stock. Reliant would then restructure its regulated business to cause REGCO to become the parent entity for Reliant, Reliant Energy Resources Corp., and the other subsidiaries (except certain financing subsidiaries) that were not transferred to UNREGCO, and to convey the ERCOT generating assets owned by HL&P to ERCOT GENCO. The date on which this restructuring would be completed is referred to as the Restructuring Date and is projected to occur in mid-2001. On or after the Restructuring Date, Reliant proposed that REGCO would distribute its remaining ownership interest in UNREGCO to its shareholders. The date on which this step would be completed is referred to as the Distribution Date and is projected to occur in mid-2001.


32. Under the Second Amended Plan, the TDU will not be primarily responsible for any debt not associated with utility assets. In addition, there will be no significant refinancing costs resulting from the proposed restructuring.


IMPACT OF PLAN ON VALUATION OF ASSETS FOR PURPOSES OF DETERMINING STRANDED COSTS

33. During the November 8, 2000 hearing, Mr. Stephen C. Schaeffer, Senior Vice President, Regulation, testified that Reliant would refund any excess market value of generation assets over the book value of the asset.(15) Mr. Shaeffer stated that Reliant's position was



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         (15) Tr. at 390-91, 393-95 (Nov. 8, 2000).




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DOCKET NO. 21956                   ORDER                          PAGE 11 OF 23



         that PURA only allowed a company to recover the book value of a generation asset if a company has engaged in mitigation.(16)


WAIVERS AND AUTHORIZATIONS

34. Reliant requested that the Commission authorize HL&P to purchase its capacity and energy needs from ERCOT GENCO at cost and without competitive bidding(17) during the period between the Restructuring Date and Choice Date.(18) Reliant's request would relieve HL&P from the requirement to have a tariff for this service or seek competitive bids before agreeing to purchase power from ERCOT GENCO. No party contested this request.

35. Reliant requested a waiver of P.U.C. SUBST. R.25.272 and 25.273, which are related to the relationships and conduct between affiliates, for HL&P's purchases of power from ERCOT GENCO between the Restructuring Date and the Choice Date. No party contested this request.

36. Reliant requested that the Commission treat HL&P and ERCOT GENCO as if they were still part of the same integrated utility during the period between the Restructuring Date and the Choice Date for purposes of any fuel reconciliations, annual reports, and Federal Energy Regulatory Commission Form 1. No party contested this request.

37. Although Reliant is not required by PURA to separate its business activities until the Choice Date, under its proposed plan, separation will begin prior to that date. Under the plan, HL&P's generation assets will be transferred to ERCOT GENCO on the Restructuring Date, but HL&P will continue to be obligated to serve its existing customers until the Choice Date. The progressive unbundling proposed by Reliant would place unnecessary burdens on the company unless it is allowed to continue to act, for these limited purposes and over this limited time period, as an integrated utility. Accordingly, the Commission finds that the requested waivers as described in findings of


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         (16) Id. at 394-95.

         (17) As required by P.U.C. SUBST. R.25.272 and 25.273.

         (18) The Choice Date is the date on which full, electric retail competition begins or January 1, 2002, unless the Commission exercises its discretion to delay customer choice pursuant to PURA Section 39.103.




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DOCKET NO. 21956                   ORDER                          PAGE 12 OF 23





         fact 34 through 36 are reasonable and should be approved, provided that no purchase agreements for capacity or energy may extend past the Choice Date.

38. A part of the Second Amended Plan, customer care functions would be retail functions that would be transferred to UNREGCO in 2001. During the period between the Distribution Date and the Choice Date, UNREGCO customer-care employees would provide services that involve access to utility-customer information only to the REGCO utilities that serve those customers. Reliant requested a waiver of the following affiliate transaction rules for the period prior to the Choice Date to allow UNREGCO to provide customer care services to HL&P, so long as customer care employees comply with the Code of Conduct as if they were utility employees: P.U.C. SUBST. R. 25.272(d)(2) (sharing of employees, facilities, or other resources), 25.272(d)(3) (sharing of officers and directors, property, equipment, computer systems, information systems, and corporate support services, 25.272(d)(5) (sharing of office space), 25.272(e)(2) (transactions with competitive affiliates), and 25.272(g)(1) (proprietary customer information). No party contested this request.

39. The Commission finds that the arrangement discussed in finding of fact 38 will allow HL&P to continue to provide quality service to its customers while it moves forward with its proposed separation. Compliance with the Code of Conduct provisions will limit, if not eliminate, any competitive advantage UNREGCO might gain by having access to customer information. Accordingly, the Commission finds that the requested waivers as described in finding of fact 38 are reasonable and should be approved.

AFFILIATED RETAIL ELECTRIC PROVIDER

40. Under Chapter 39 of PURA, an affiliated REP is afforded certain benefits and subjected to certain obligations. PURA Section 39.051 provides that an electric utility may unbundle into "separate nonaffiliated companies or separate affiliated companies owned by a common holding company or through the sale of assets to a third party." An affiliated REP is defined by PURA Section 31.002(2) as being either an affiliate or a successor in interest of the electric utility certificated to serve the area. HL&P, which is the electric utility certificated to serve the subject area, proposed to ultimately separate its REP into a





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DOCKET NO. 21956                   ORDER                          PAGE 13 OF 23


         subsidiary of UNREGCO. The Commission agrees with the parties and finds that the UNREGCO REP will be the successor in interest to the retail component of HL&P. Accordingly, the Commission finds the UNREGCO REP is an affiliated REP within the meaning of PURA Section 31.002(2).


AFFILIATION OF REGCO AND UNREGCO

41. Reliant proposed that REGCO own at least 80% of the stock of UNREGCO prior to the Distribution Date. UNREGCO and its subsidiaries would be affiliates of REGCO and its subsidiaries pursuant to PURA Section 11.003(2) after the Restructuring Date and prior to the Distribution Date. No party contested this issue. The Commission finds that the ownership of 80% of UNREGCO's shares by REGCO brings them and their affiliates within the definition of affiliate in PURA Section 11.003(2).


42. Reliant proposed that after the Distribution Date, REGCO and UNREGCO would be separate, publicly traded companies. Initially there would be three common directors of both REGCO and UNREGCO and one of the common directors, R. Steve Letbetter, would serve as chairman of both Boards of Directors during a transition period. The Commission finds that UNREGCO and its subsidiaries will be affiliates of REGCO and its subsidiaries pursuant to PURA Sections 11.003(2) and 11.006 after the Distribution Date because REGCO and UNREGCO will have a common chairman and common directors and UNREGCO will hold an option to purchase 80% of ERCOT GENCO's stock, which will initially be held by REGCO. The Commission also finds that Reliant may request reconsideration of this finding based on a change in circumstances.


ERCOT GENCO CAPACITY AUCTION

43. Reliant originally proposed to auction up to 100% of the capacity of ERCOT GENCO in the capacity auctions required by PURA Section 39.153. Under the Second Amended Plan, Reliant proposed that, beginning with the first capacity auction through January 1, 2007, ERCOT GENCO would auction 50% of its capacity in the capacity auctions held pursuant to the Commission's rule. As part of this proposal, Reliant requested that the REP be allowed to participate in the capacity auctions. Reliant further proposed that the




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DOCKET NO. 21956                   ORDER                          PAGE 14 OF 23



         UNREGCO REP have the option to purchase the remaining 50% of the ERCOT GENCO's capacity at the price(s) established at the auction.


44. In the rebuttal testimony of Charles S. Griffey filed on October 30, 2000, Reliant modified its proposal in the Second Amended Plan regarding the auctioning and sale of the PGC's capacity.(19) As modified, Reliant proposed that ERCOT GENCO would auction entitlements to 15% of its capacity according to the Commission's rules and that UNREGCO would not participate in the auction or purchase this 15%.(20) In addition, ERCOT GENCO would auction the remaining 85% of its capacity in a separate, open auction in which UNREGCO could participate. Reliant also sought a determination that this proposal was reasonable and satisfies the requirements of PURA Section 39.262.


45. PURA Section 39.153(a) requires certain utilities to sell entitlements to at least 15% of its generation capacity. PURA Section 39.153(c) precludes an affiliated REP from purchasing any entitlements from its affiliate's auction. The Commission finds that Reliant's modified proposal as described in finding of fact 44 satisfies the 15% requirement and the proscription on affiliate participation in PURA.


46. The Commission finds that it is not necessary to consider ERCOT GENCO's disposition of its remaining capacity in the context of ruling on the adequacy of its proposed separation under PURA Section 39.051.
         Further, the Commission makes no finding concerning whether Reliant's proposal concerning the capacity auction satisfies any requirements found in PURA Section 39.262.


PRICE TO BEAT

47. One component of the price to beat will be the fuel factor established under PURA Section 39.202(b). This fuel-factor component may be adjusted up to twice per year to reflect significant changes in the market price of natural gas and purchased power. In its initial plan, Reliant proposed adjustments tied to the capacity auction. This proposal was


----------
         (19) Rebuttal Testimony of Charles S. Griffey at 9-10 (Oct. 30, 2000).

         (20) At the time of hearing, Project No. 21405, relating to Capacity Auctions, was pending. Subsequently, P.U.C. SUBST. R. 25.381 was adopted at the December 1, 2000 open meeting.

DOCKET NO. 21956                   ORDER                          PAGE 15 OF 23



         modified in the Second Amended Plan. The proposal was further modified in Reliant's rebuttal testimony.


48. The Commission is considering a proposed rule regarding the price to beat. When adopted, this rule will specify the manner in which the price to beat will be established and adjusted.(21)


49. The Commission concludes that a separate decision on price-to-beat issues should not be made in this docket. Consequently, the Commission finds that it is appropriate that all issues related to the price to beat, including the initial fuel factor and any adjustments to the fuel factor, be considered in Project No. 21409.


50. Reliant's affiliated REP will be subject to the Commission's final rule on price to beat and will be required to adopt a price to beat and an adjustment mechanism in accordance with that rule.


THE ERCOT GENCO STOCK OPTION TRANSACTION

51. As part of the separation of its business activities, Reliant proposed to grant UNREGCO an option to purchase all of REGCO's capital stock in ERCOT GENCO. This stock option could be exercised between January 10, 2004 and January 24, 2004. The exercise price for the option would be calculated with an equation that uses a market valuation formula based on the partial stock valuation method currently contained in PURA
         Section 39.263(h)(3). If a control premium is included in the valuation determination made by the Commission under PURA Section 39.262(h)(3), the exercise price paid by UNREGCO under the stock option would be adjusted in the same amount as the premium, up to a maximum of 10%.

52. The Commission finds that Reliant's proposed separation meets the requirements of PURA Section 39.051 whether the stock option is exercised or allowed to lapse. Consequently, there is no need for the Commission to approve the stock option as a separate matter.


----------
         (21) As previously noted, at the time of hearing, Project No. 21409, relating to the Price to Beat, was pending. Subsequently, P.U.C. SUBST. R.
25.41 was approved at the February 22, 2001 open meeting.

DOCKET NO. 21956                   ORDER                          PAGE 16 OF 23




         The proposed stock option is an integral part of the Second Amended Plan, which the Commission finds in this Order meets the separation requirements in PURA Section 39.051.


53. The Commission's approval of Reliant's Second Amended Plan does not preclude a review in the 2004 true-up proceeding of whether Reliant pursued reasonable means to reduce its potential stranded costs, including good-faith efforts to renegotiate above-cost fuel and purchased power contracts or the exercise of normal business practices to protect the value of its assets.


54. The Commission finds that the granting of the stock option and the transfer of the stock of ERCOT GENCO to UNREGCO, if the option is exercised, would be part of the unbundling required by PURA Section
         39.051. Accordingly, the transfer would not be subject to PURA Sections 14.101, 35.034, 35.035, or 39.158.


55. The Commission finds that due to the complexity of the option for ERCOT GENCO's stock, good cause exists to waive P.U.C. SUBST. R. 25.342(d)(4), to the extent applicable.


OPERATION OF ERCOT GENCO

56. Reliant proposed that ERCOT GENCO would use operations, maintenance, and management personnel from HL&P until the Choice Date. The Commission finds that this is reasonable for purposes of PURA Section
         39.262 and should not be subject to re-examination in the 2004 true-up proceeding pursuant to PURA Section 39.262(c).


57. Reliant also proposed that after the Choice Date and continuing until the expiration of the option on ERCOT GENCO's stock, UNREGCO would provide ERCOT GENCO with certain fuel and energy management services. After the Restructuring Date, UNREGCO would provide ERCOT GENCO with environmental, safety and health, and technical services, until the expiration of UNREGCO's option to purchase the shares of ERCOT GENCO. The Commission finds that it is reasonable for ERCOT GENCO to rely upon UNREGCO to provide these services for purposes of PURA Section 39.262. The Commission further finds that the decision to obtain these services should not be subject to re-examination in the 2004 true-up proceeding pursuant to PURA Section 39.262(c). The Commission finds that such approval does not create any exemption from any fuel

DOCKET NO. 21956                   ORDER                          PAGE 17 OF 23


         reconciliations conducted pursuant to the Commission's rules and that this decision does not make any predetermined findings regarding typical fuel reconciliation issues.


THE NUCLEAR DECOMMISSIONING TRUST

58. Reliant proposed that ERCOT GENCO would receive HL&P's 30.8% interest in the South Texas Project (STP) and the South Texas Project Nuclear Operating Company, as well as HL&P's interest in the qualified and non-qualified nuclear decommissioning trusts. Reliant proposed that ERCOT GENCO would share with the other owners of STP the obligation to decommission the nuclear facility as required by Nuclear Regulatory Commission rules. The Commission finds that Reliant's proposal is reasonable and should be approved.

59. The Commission finds that any costs associated with nuclear decommissioning obligations will continue to be subject to cost of service rate regulation and will be included as a nonbypassable charge to retail customers. The Commission further finds that the TDU will collect decommissioning charges on behalf of ERCOT GENCO for the amounts required to be paid by ratepayers.

60. Reliant requested that the TDU indemnify ERCOT GENCO for any costs associated with decommissioning in excess of the amounts contained in the decommissioning trust. The Commission finds that it is not necessary to approve the indemnity requested by Reliant.

AGREEMENTS NOT REDUCED TO WRITING

61. As part of its application, Reliant requested that the Commission approve several agreements relating to the ERCOT GENCO capacity purchase option, the ERCOT GENCO stock purchase option, and the various service agreements between UNREGCO and REGCO. None of these agreements have been finalized and reduced to writing.

62. It is not appropriate for the Commission to approve any agreements that are part of the Second Amended Plan but that have not been finalized and reduced to writing, including those relating to the ERCOT GENCO capacity purchase option, the ERCOT GENCO stock purchase option, and the various service agreements between UNREGCO and REGCO.

DOCKET NO. 21956                   ORDER                          PAGE 18 OF 23


ADDITIONAL REVIEW OF AFFILIATE TRANSACTIONS

63. Several parties urged that Commission approval of the Second Amended Plan be conditioned upon further review of transactions between the TDU and its affiliates. The Commission concludes that existing requirements regarding affiliate transaction are adequate and that approval of the Second Amended Plan should not be conditioned upon additional review of affiliate transactions.


ACCOUNTING ORDER

64. Reliant requested an accounting order that tracks the provisions of PURA Section 39.262(d)(2).


65. PURA Section 39.262(d)(2) provides that the difference between the price of power obtained through the capacity auctions under PURA Sections 39.153 and 39.156 and the projected price of power used in the ECOM model to estimate stranded costs under PURA Section 39.201 will be reconciled and credited or billed to the TDU. The Commission finds that it is reasonable to track the difference between actual and projected costs.


                             III. CONCLUSIONS OF LAW


1. HL&P is a public utility, as defined in PURA Section 11.004, and an electric utility, as defined in PURA Section 31.002(b).

2. This application does not constitute a major rate proceeding as defined by P.U.C. PROC. R. 22.2.

3. Reliant is required to separate its business activities into a PGC, a REP, and a TDU under PURA Section 39.051(a) and to file a plan to accomplish this separation under PURA Section 39.051(c).

4. The Commission has jurisdiction and authority over Reliant's business separation plan under PURA Section 39.051.

DOCKET NO. 21956                   ORDER                          PAGE 19 OF 23




5. Notice of Reliant's business separation plan was provided in compliance with the Administrative Procedure Act(22) and P.U.C. PROC. R. 22.55.

6.       Reliant's Second Amended Plan complies with the requirement of PURA
         Section 39.051 that Reliant separate HL&P's business activities from one another into a PGC, a REP, and a TDU.

7.       Good cause exists to waive the applicable portions of P.U.C. SUBST.
         R. 25.272 and 25.273 to allow HL&P to purchase its capacity and energy needs from ERCOT GENCO at costs without a tariff for this service or without seeking competitive bids as described in findings of fact 34 and 35, provided that no purchase agreements for capacity or energy may extend past the Choice Date.

8. The Commission finds that Reliant's request to treat HL&P and ERCOT GENCO as if they were still part of the same integrated utility during the period between the Restructuring Date and the Choice Date for purposes of any fuel reconciliations, annual reports, and Federal Energy Regulatory Commission Form 1 is in the public interested and should be granted.

9.       Good cause exist to waive the following portions of P.U.C. SUBST.
         R. 25.272 to allow UNREGCO to provide customer care services to HL&P as described in findings of fact 38 and 39: P.U.C. SUBST. R. 25.272(d)(2) (sharing of employees, facilities, or other resources), 25.272(d)(3) (sharing of officers and directors, property, equipment, computer systems, information systems, and corporate support services, 25.272(d)(5) (sharing of office space), 25.272(e)(2) (transactions with competitive affiliates), and 25.272(g)(1) (proprietary customer information).

10. As the successor in interest to the retail functions formerly performed by HL&P, UNREGCO REP will be an affiliated REP as defined in PURA
         Section 31.002.

11. Prior to the Distribution Date, UNREGCO and its subsidiaries and affiliates will be affiliates of REGCO and its subsidiaries and affiliates as defined in PURA Section 11.003(2).



----------
         (22) TEX. GOV'T CODE ANN. Section 2001.001-901 (Vernon 2000 & Supp.
2001).

DOCKET NO. 21956                   ORDER                          PAGE 20 OF 23


12. After the Distribution Date, the subsidiaries and affiliates of REGCO and UNREGCO will be affiliates due to the ability to exercise substantial influence and common control as provided by PURA Section 11.006

13. ERCOT GENCO's auction of entitlements to 15% of its capacity meets the requirements of PURA Section 39.153(a). UNREGCO REP is proscribed by PURA Section 39.153(c) from participating in the purchase of entitlements through the auction required by PURA Section 39.153(a).

14. It is reasonable to consider all issues related to the price to beat in the Commission's rulemaking proceeding instead of this docket.

15. If UNREGCO exercises its option for the stock of ERCOT GENCO, the transfer of that stock is part of the business separation required by PURA Section 39.051 and is not subject to PURA Sections 39.158, 14.101, 35.034, or 35.035.

16. Good cause exists to waive P.U.C. SUBST. R 25.342(d)(4), to the extent applicable, with respect to the option for the stock of ERCOT GENCO.

17. The decision to use operations, maintenance, and management personnel from HL&P to provide these functions for ERCOT GENCO until the Choice Date is not subject to review in the 2004 true-up proceeding pursuant to PURA Section 39.262(c).

18. The decision to use UNREGCO to provide ERCOT GENCO with certain fuel and energy management service between the Choice Date and the expiration of UNREGCO's option on ERCOT GENCO stock is not subject to review in the 2004 true-up proceeding pursuant to PURA Section 39.262(c).

19. The decision to use UNREGCO to provide ERCOT GENCO with environmental, safety and health, and technical services between the Restructuring Date and the expiration of UNREGCO's option on ERCOT GENCO stock is found reasonable and not subject to review in the 2004 true-up proceeding pursuant to PURA Section 39.262(c).

20. The Commission's approval of Reliant's Second Amended Plan does not preclude a review in 2004 during the PURA Section 39.262 true-up proceeding of whether Reliant pursued

DOCKET NO. 21956                   ORDER                          PAGE 21 OF 23


         commercially reasonable means to reduce its potential stranded costs, including good-faith efforts to renegotiate above-cost fuel and purchased power contracts or the exercise of normal business practices to protect the value of its assets.

21. The Commission declines to approve agreements that are part of the Second Amended Plan that have not been finalized and reduced to writing.

22. Pursuant to PURA Section 39.205, any remaining costs associated with Reliant's share of nuclear decommissioning obligations for the STP continue to be subject to cost of service rate regulation and shall be included as a nonbypassable charge to retail customers by the TDU on behalf of ERCOT GENCO.

23. No additional review of Reliant's TDU affiliate transactions is required beyond what is set forth in PURA and Commission rules.

24. Issuance of an accounting order as described in findings of fact 64 and 65 is consistent with PURA Section 39.262(d)(2). Approval of this method of accounting does not constitute approval of any costs or earnings.


                             IV. ORDERING PARAGRAPHS


         Based upon the record, the findings of fact and conclusions of law set forth herein, and for the reasons stated above, the Commission orders:

1. Reliant's requests for waivers, as described in Finding of Fact Nos. 34 through 39 are granted.

2. The subsidiaries and affiliates of REGCO and UNREGCO are affiliates under PURA Section 11.006 and shall comply with all requirements applicable to affiliates. Reliant may request that the Commission re-evaluate this determination when circumstances on which the decision is based change.

3.       ERCOT GENCO shall auction at least 15% of its capacity pursuant to PURA
         Section 39.153 and P.U.C. SUBST. R. 25.381.

DOCKET NO. 21956                   ORDER                          PAGE 22 OF 23


4. The decision to use operations, maintenance, and management personnel from HL&P to provide these functions for ERCOT GENCO until the Choice Date shall not be further reviewed in the PURA Section 39.262 true-up proceeding.

5. The decision to use UNREGCO to provide ERCOT GENCO with certain fuel and energy management service between the Choice Date and the expiration of UNREGCO's option on ERCOT GENCO stock shall not be further reviewed in the 2004 true-up proceeding pursuant to PURA
         Section 39.262(c).

6. The decision to use UNREGCO to provide ERCOT GENCO with environmental, safety and health, and technical services between the Restructuring Date and the expiration of UNREGCO's option on ERCOT GENCO stock shall not be further reviewed in the 2004 true-up proceeding pursuant to PURA
         Section 39.262(c).

7. HL&P prior to the Choice Date and the TDU thereafter are directed to collect the decommissioning costs for the 30.8% interest in the STP, and to transfer all such funds to the owner of that interest or to the decommissioning trust for the benefit of such owner.

8. Reliant shall account for the difference between the price of power obtained in the capacity auction and the projections for the cost of power that were used in the ECOM model.

9. Except as otherwise specifically addressed in this order, Reliant's Second Amended Plan, as amended and modified, is approved and adopted.

10. All relief not specifically granted in this Order is denied for lack of merit.

SIGNED AT AUSTIN, TEXAS the 15th day of March 2001.


                           PUBLIC UTILITY COMMISSION OF TEXAS

                           /s/ PAT WOOD, III
                           ----------------------------------
                           PAT WOOD, III, CHAIRMAN

                           /s/ JUDY WALSH
                           ----------------------------------
                           JUDY WALSH, COMMISSIONER

                           /s/ BRETT A. PERLMAN
                           ----------------------------------
                           BRETT A. PERLMAN, COMMISSIONER